UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

AMENDMENT NO. 1

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 28, 2003

MARKWEST HYDROCARBON, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-11566	84-1352233
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

155 Inverness Drive West, Suite 200, Englewood, CO 80112-5000
(Address of principal executive offices)

Registrant’s telephone number, including area code: 303-290-8700

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

On March 28, 2003, MarkWest Energy Partners, L.P., (the “Partnership” or “MarkWest Energy Partners”), the consolidated subsidiary of MarkWest Hydrocarbon, Inc. (“MarkWest Hydrocarbon”), completed the acquisition from PNG Corporation, as seller, of Pinnacle Natural Gas Company, Pinnacle Pipeline Company, PNG Transmission Company, Inc., PNG Utility Company and Bright Star Gathering, Inc. (collectively, “Pinnacle”), all of which were wholly-owned subsidiaries of PNG Corporation.  The purchase price was comprised of $23.4 million paid in cash, plus the assumption of specified liabilities, including $16.6 million of bank indebtedness, which was paid in full concurrent with the closing of the transaction.

The acquisition was accomplished through a merger under Texas law of Pinnacle and four newly formed wholly owned subsidiaries of the Partnership as buyers.  None of the separate assets, liabilities or equity ownership of PNG Corporation was included in the acquisition. In the merger, substantially all of the assets and liabilities of Pinnacle were allocated to the MarkWest Energy Partners entities, and all of the Pinnacle entities and all of the buyer entities survived the merger.  The assets acquired are primarily located in the state of Texas, with the balance located in New Mexico, Louisiana, Mississippi and Kansas, and are comprised of three lateral natural gas pipelines and twenty gathering systems.  The three lateral natural gas pipelines, Lake Whitney, located in Hill and Johnson Counties, Texas, Rio Nogales, located in Guadalupe and Caldwell Counties, Texas, and Blackhawk, located in Hutchinson County, Texas, consist of approximately 67 miles of pipe and transport up to 1.1 Bcf/day under firm contracts to power plants.  The twenty gathering systems gather more than 44 MMscfd.  The two largest gathering systems, Appleby, located in Nacogdoches and Rusk Counties, Texas, and Brahaney, located in Yoakum County, Texas, consist of approximately 143 miles of pipe and serve approximately 146 wells owned by 26 producers.

The principal Pinnacle liabilities that were not assumed by MarkWest Energy Partners were (i) pre-merger tax liabilities and (ii) liabilities associated with the lawsuit captioned Ray Noseff, et. al., Plaintiffs v. Pinnacle Natural Gas Company, Michael Tindle, Enron Corp., Northern Natural Gas Co., Daniel Industries, Inc., Constant Power Manufacturing Co., Peter Paul, Inc., Skinner, Inc. and Honeywell, Inc., Defendants.  MarkWest Energy Partners acquired substantially all of the operating assets of Pinnacle, except for the property and contract rights associated with the Hobbs, New Mexico lateral pipeline, although MarkWest Pinnacle L.P. is providing certain operating services to the Hobbs pipeline operation.  Pinnacle has an option to sell, and MarkWest Energy Partners would then have the obligation to purchase, the Hobbs lateral pipeline under certain circumstances for up to $2.5 million.

The parties agreed to indemnify each other for liabilities arising out of breaches of representations and warranties in the purchase agreement for a period of 18 months, following the closing (subject to certain exceptions) to the extent such liabilities exceed $450,000, up to a limit of 25% of the purchase price.

MarkWest Hydrocarbon assumed the employment agreement of William Janacek, President and CEO of Pinnacle Natural Gas Company prior to the acquisition.  The Partnership intends to retain Pinnacle offices in Texas, and to retain most of Pinnacle’s employees.

The acquisition was financed through borrowings under the Partnership’s line of credit, which was amended at the closing of the acquisition to increase borrowings thereunder by $15 million.  At the conclusion of the acquisition, including repayment of certain assumed indebtedness of Pinnacle, outstanding borrowings under the Partnership’s credit facility were $61.1 million.  Substantially all of the acquired assets are pledged to the banks under the Partnership’s credit facility.  The amendment imposes certain restriction on inter-company and other borrowings by the MarkWest Energy Partners entities holding lateral pipeline assets, which restrictions may be lifted upon the satisfaction of certain post-closing conditions.  In the amendment, Royal Bank of Canada assumed the role of administrative agent and letter of credit issuer for the facility.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements of Businesses Acquired.

Arthur Andersen LLP previously audited the consolidated financial statements of PNG Corporation and Subsidiaries for the years ended December 31, 2001 and 2000. In connection with the acquisition of certain subsidiaries of PNG Corporation, MarkWest Energy Partners, a consolidated subsidiary of MarkWest Hydrocarbon, engaged PricewaterhouseCoopers LLP ("PWC") to audit PNG Corporation and Subsidiaries’ consolidated financial statements as of December 31, 2002 and for the year then ended.  During the audit of PNG Corporation and Subsidiaries consolidated financial statements for 2002, MarkWest Energy Partners was made aware of certain revisions that should be made to PNG Corporation and Subsidiaries’ consolidated financial statements for the years ended December 31, 2001 and 2000 and has engaged PricewaterhouseCoopers LLP to re-audit the consolidated financial statements of PNG Corporation and Subsidiaries for the years ended December 31, 2001 and 2000.  Accordingly, MarkWest Hydrocarbon has included unaudited financial statements of PNG Corporation and Subsidiaries’ for the three years in the period ended December 31, 2002 in this Form 8-K/A, along with pro forma financial statements reflecting those unaudited financial statements. These financial statements include certain revisions to the previously audited financial statements; however, the unaudited financial statements may not include all adjustments that may ultimately be made following completion of PWC's audit. MarkWest Hydrocarbon will file an amended Form 8-K/A with the audited financial statements of PNG Corporation and Subsidiaries for the three years in the period ended December 31, 2002 upon completion of audits by PricewaterhouseCoopers LLP and to the extent required, revised pro forma financial statements.

Pinnacle comprises substantially all of the assets, liabilities and operations of PNG Corporation and Subsidiaries. Unaudited consolidated financial statements for PNG Corporation and Subsidiaries as of and for the periods ended December 31, 2002, 2001 and 2000 follow.

For the period ended December 31, 2002

For the periods ended December 31, 2001 and 2000

PNG CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheet

(Unaudited)

December 31, 2002
Assets
Current assets:
Cash and cash equivalents	$4,444,311
Certificate of deposit	186,484
Accounts receivable:
Trade	5,365,685
Other	151,713
Prepaid and other current assets	88,648
Deferred income taxes	3,558,423

Total current assets	13,795,264

Property, plant and equipment, net	30,763,008

Investments in unconsolidated affiliates	2,008,339
Deferred income taxes	629,692
Other non-current assets, net	108,951

Total assets	$47,305,254

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$8,235,070
Accrued liabilities	650,891
Current portion of long-term debt	11,053,762
Current portion of related party subordinated debentures	4,300,000

Total current liabilities	24,239,723

Long-term debt, net of current maturities	5,500,000
Deferred revenue	6,837,161
Accrued stock compensation expense	3,572,621

Total liabilities	40,149,505

Commitments and contingencies (Note 7)

Minority interest	120,584

Stockholders’ Equity:
Common stock, $.01 par value, Class D, 5,000,000 shares authorized, 3,240,739 shares issued and outstanding	32,407
Additional paid-in capital	8,717,593
Accumulated deficit	(1,714,835)

Total stockholders’ equity	7,035,165

Total liabilities and stockholders’ equity	$47,305,254

The accompanying notes are an integral part of these consolidated financial statements.

PNG CORPORATION AND SUBSIDIARIES

Consolidated Statement of Operations

(Unaudited)

Year Ended December 31, 2002
Sales:
Gas sales	$37,622,662
Transportation revenues	1,537,872
Condensate and liquid sales	275,714
Capacity fees and other	5,072,760

Total sales	44,509,008

Operating expenses:
Gas purchases	33,293,945
System operating expenses	3,909,179
General and administrative (includes non-cash stock compensation of $3,572,621)	5,570,539
Depreciation and amortization	4,189,033
Impairment of operating assets	2,929,401
Gain on sale of assets	(48,562)

Total operating expenses	49,843,535

Loss from operations	(5,334,527)

Other (expense) income:
Interest income	9,211
Interest expense	(1,273,306)
Equity in losses of unconsolidated affiliates	(42,360)
Minority interest in net loss of consolidated subsidiary	57,339
Total other expense	(1,249,116)

Loss before income taxes	(6,583,643)

Income tax benefit	(3,867,333)

Net loss	$(2,716,310)

The accompanying notes are an integral part of these consolidated financial statements.

PNG CORPORATION AND SUBSIDIARIES

Consolidated Statement of Stockholders’ Equity

(Unaudited)

	Class D Common Stock		Additional Paid-In Capital	Accumulated Earnings/(Deficit)	Total
	Shares	Amount
Balances, December 31, 2001	3,240,739	$32,407	$8,717,593	$1,001,475	$9,751,475
Net loss	—	—	—	(2,716,310)	(2,716,310)
Balances, December 31, 2002	3,240,739	$32,407	$8,717,593	$(1,714,835)	$7,035,165

The accompanying notes are an integral part of these consolidated financial statements.

PNG CORPORATION AND SUBSIDIARIES

Consolidated Statement of Cash Flows

(Unaudited)

Year Ended December 31, 2002
Cash flows from operating activities:
Net loss	$(2,716,310)
Adjustments to reconcile net loss to net cash flows provided by operating activities:
Gain on sale of assets	(48,562)
Depreciation and amortization	4,162,973
Amortization of deferred revenue	(205,409)
Impairment of operating assets	2,929,401
Equity in losses of unconsolidated affiliate and distributions received	117,360
Stock compensation	3,572,621
Amortization of deferred financing costs	26,060
Deferred taxes	(4,188,115)
Minority interest	(57,339)
Changes in operating assets and liabilities:
Accounts receivable	(1,485,249)
Accounts payable and other current liabilities	3,638,781
Prepaid and other current assets	166,964

Net cash flows provided by operating activities	5,913,176

Cash flows from investing activities:
Capital expenditures	(1,749,969)
Contributions to unconsolidated affiliates	(463,924)
Proceeds from the sale of assets	366,658

Net cash flows used in investing activities	(1,847,235)

Cash flows from financing activities:
Payments on debt	(3,264,593)

Net cash flows used in financing activities	(3,264,593)

Net increase in cash and cash equivalents	801,348
Cash and cash equivalents, beginning of period	3,642,963

Cash and cash equivalents, end of period	$4,444,311

Supplemental cash flow information:
Cash paid for interest	$1,253,856
Cash paid for taxes	$257,805

The accompanying notes are an integral part of these consolidated financial statements.

PNG CORPORATION AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

1.              Organization and Business

PNG Corporation, a Delaware corporation (“PNG” or the “Company”), was incorporated on September 6, 1994. The Company’s assets are primarily the result of the acquisition of the joint venture interest of Pinnacle Natural Gas Company, incorporated March 12, 1985, and affiliated companies. Effective April 4, 1997, PNG was acquired and simultaneously recapitalized by Energy Spectrum Partners LP (“Energy Spectrum”). The acquisition, which was accounted for under the purchase method of accounting, resulted in a “pushdown” of the purchase price to PNG’s assets and liabilities based on their estimated fair values as of April 1, 1997, the effective date of the acquisition for accounting purposes.

These consolidated financial statements include the accounts of PNG and its subsidiaries. All subsidiaries are wholly owned, except for Bright Star Gathering Incorporated’s 90-percent owned subsidiary, Bright Star Partnership.  As reorganized, the principal operating subsidiaries of the Company are as follows:

Pinnacle Natural Gas Company
Pinnacle Natural Gas Transmission Company
Pinnacle Pipeline Company
Pinnacle Natural Gas Utility Company
Alabama Pinnacle Corporation
Bright Star Gathering Incorporated
Bright Star Partnership

PNG was organized to own and operate gas gathering and transmission facilities. The Company owns interest in and operates gas pipeline systems in Texas, New Mexico, Louisiana, Mississippi and Colorado. The Company provides gas gathering, processing, transmission and marketing services to its customers.

2.              Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the entities described in Note 1. All intercompany transactions have been eliminated in consolidation. The Company’s interest in certain non-controlled investments is accounted for by the equity method.

Use of Estimates

Preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Concentration of Risks

Financial instruments that may potentially subject the Company to a concentration of credit risk consist primarily of cash and cash equivalents and accounts receivable.  All cash and cash equivalents are with creditworthy financial institutions.  Substantially all of the Company’s accounts receivable result from sales of products and transmission services provided to customers in the oil and gas industry.  This concentration of customers may impact the Company’s overall credit risk, either positively or negatively, in that entities in the same industry may be similarly affected by changes in economic or other conditions.  To limit the credit risk, the Company evaluates its customers’ financial strengths and ability to withstand negative market conditions. At December 31, 2002, the Company had one customer that accounted for approximately 54% of accounts receivable and one customer that accounted for approximately 38% of accounts payable. For the year ended December 31, 2002, the Company had two customers that accounted for approximately 56% and 11% of revenue, respectively, and two customers that accounted for approximately 35% and 14% of purchases, respectively.

Cash and Cash Equivalents

Cash and cash equivalents consist of short-term, highly liquid investments readily convertible into cash with an original maturity of three months or less. The Company places its temporary cash investments with high-credit quality financial institutions. The Company believes no significant concentration of credit risk exists with respect to these cash investments.

Certificate of Deposit

As of December 31, 2002, approximately $186,000 is invested in a certificate of deposit, with an original maturity in excess of three months, which collateralizes certain loans of one of the Company’s unconsolidated affiliates (see Note 8).

Accounts Receivable

The Company has a consistent customer base.  The Company controls credit risk related to accounts receivable through credit approvals, credit limits and monitoring procedures.  An estimated allowance for doubtful accounts is provided based on prior experience and specific review of past-due balances.

Property, Plant and Equipment

Property, plant and equipment additions are recorded at cost.  The Company’s property, plant and equipment primarily consist of gas gathering systems and pipelines used to transport gas from the wellhead to major pipelines.  Depreciation of gas gathering systems and pipelines is provided using the straight-line method of depreciation based over their useful lives of such facilities, which range from five to twenty years.  In addition, depreciation is computed using the straight-line method of depreciation over their useful lives of three to fifteen years for building, office furniture and fixtures and computer equipment.

The cost of normal maintenance and repairs is expensed as incurred.  Significant expenditures that increase the life of an asset are capitalized and depreciated over the remaining estimated useful life of the asset. Upon sale or retirement of an asset, the cost and related accumulated depreciation are eliminated and any resulting gain or loss is reflected in operations.

Interest costs related to significant construction projects are capitalized based on the weighted average interest rate of outstanding borrowings. During 2002, no interest was capitalized.

Impairment of Long-Lived Assets

When events or changes in circumstances indicate that the carrying amount of long-lived assets may not be recoverable, an evaluation is performed to determine if an impairment exists. We compare the carrying amount of the assets to the undiscounted expected future cash flows. If this comparison indicates that an impairment exists, the assets are written down to fair value. Fair value is calculated using discounted expected future cash flows. All relevant factors are considered in determining whether impairment exists in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” (SFAS No. 144). During 2002, the Company recorded an impairment charge of approximately $2.9 million.

Deferred Financing Costs

Other non-current assets primarily consist of deferred financing costs. Deferred financing costs are amortized over the life of the related bank financing using the straight-line method, which approximates the interest method. During 2002, amortization of these deferred financing costs totaled approximately $26,000.

Revenue Recognition

Sales of natural gas are reported in the month of delivery and purchase of gas are reported in the month of receipt. Transmission and capacity fees for transporting natural gas are reported in the month transportation service is provided. Gas volumes received may be different from gas volumes delivered, resulting in gas imbalances. The Company records a receivable or payable for such imbalances based upon the prices in effecting the month in which the imbalances arise. The balances are reduced upon receipt or payment of such amounts or the receipt or delivery of equivalent volumes of gas.

Under Staff Accounting Bulletin (SAB) No. 101, “Revenue Recognition in Financial Statements,” up-front fees received at the commencement of a service contract are deferred and amortized over the term of the contract. Amounts received by the Company relating to its construction of pipelines are deferred and amortized to revenue over the appropriate contract term. At December 31, 2002, such unamortized deferred revenues were approximately $6.8 million.

Income Taxes

Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis using enacted tax rates in effect for the year in which the differences are expected to affect taxable income.  Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be ultimately realized.

Fair Value of Financial Instruments

The Company’s financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable and debt.  In management’s opinion, the carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate their fair values at December 31, 2002 due to the short-term nature of these instruments.  In management’s opinion, the fair value of the Company’s debt approximates its carrying amounts at December 31, 2002, because the debt is variable rate based.

Stock-Based Compensation

The Company accounts for its employee stock options and other employee stock-based compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25, (“APB Opinion No. 25”) “Accounting for Stock Issued to Employees,” and related interpretations.  The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 (“SFAS No. 123”), “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-based Compensation - an Amendment to SFAS No. 123”, which allows entities to continue to apply the provisions of APB Opinion No. 25 for transactions with employees and provide pro forma disclosures for employee stock grants as if the fair-value-based method of accounting in SFAS No. 123 had been applied to these transactions. The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and related interpretations. Had compensation cost been determined based on the fair value at the grant dates under the plan consistent with the method prescribed by SFAS No. 123, our net loss would have been affected as follows:

Year Ended December 31, 2002

Net loss, as reported	$(2,716,310)
Stock-based compensation as reported, net of related tax effects	2,322,204
Pro forma stock-based employee compensation expense determined under fair value based method, net of related tax effects	(55,996)
Pro forma net loss	$(450,102)

For purposes of this pro forma disclosure, pro forma stock-based compensation is calculated based on the fair value of the options granted and is amortized to expense on a straight-line basis over the vesting period. The fair value of the options were estimated using the Black-Scholes option valuation model with the following assumptions: a risk-free interest rate of five percent; expected term of five years; and a volatility and dividend yield of zero percent.

Comprehensive Income (Loss)

The Company has adopted SFAS No. 130, “Reporting Comprehensive Income” (“SFAS No. 130”).  SFAS No. 130 establishes standards for reporting and displaying comprehensive income and its components in a full-set of general-purpose financial statements.  There was no difference between the Company’s net income and its total comprehensive income (loss) for the year ended December 31, 2002.

Recent Accounting Pronouncements

In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations” (“SFAS No. 143”), which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The standard applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or normal use of the asset. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The fair value of the liability is added to the carrying amount of the associated asset and this additional carrying amount is depreciated over the life of the asset. The liability is accreted at the end of each period through charges to operating expense. If the obligation is settled for other than the carrying amount of the liability, a gain or loss is recognized on settlement. The provisions of this statement are effective for fiscal years beginning after June 15, 2002.  The adoption of SFAS No. 143 will not have an impact on our consolidated financial statements.

On June 28, 2002, the FASB voted in favor of issuing SFAS No. 146, “Accounting for Exit or Disposal Activities” (“SFAS 146”).  SFAS 146 addresses significant issues regarding the recognition, measurement and reporting of costs that are associated with exit and disposal activities, including restructuring activities that are currently accounted for pursuant to the guidance that the EITF has set forth in EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).”  The scope of SFAS 146 also includes (1) costs related to terminating a contract that is not a capital lease and (2) termination benefits that employees who are involuntarily terminated receive under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred- compensation contract.  SFAS 146 will be effective for financial statements issued with exit or disposal activities initiated after December 31, 2002.  Management does not believe SFAS No. 146 will have a material impact on the Company’s financial position, results of operations or cash flows.

In November 2002, the FASB issued FASB Interpretation No. 45 (FIN 45), “Guarantor’s Accounting and Disclosure Requirements of Guarantees, Including Indirect Guarantees of Indebtedness of Others”. FIN 45 requires that upon issuance of a guarantee, a guarantor must recognize a liability for the fair value of the obligation assumed under a guarantee.  In addition, FIN 45 requires disclosures about the guarantees that an entity has issued.

The recognition and measurement provisions of FIN 45 are effective for any guarantees issued or modified after December 31, 2002.  Management does not expect that the adoption of FIN 45 will have a material effect on the Company’s financial position, results of operations, or cash flows.

The FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities, and An Interpretation of ARB 51” (“FIN 46”).  The primary objectives of FIN 46 are to provide guidance on the identification of entities for which control is achieved through means other than through voting rights (“variable interest entities” or “VIEs”) and how to determine when and which business enterprise should consolidate the VIE (the “primary beneficiary”).  This new model for consolidation applies to an entity which either (1) the equity investors (if any) do not have a controlling financial interest or (2) the equity investment at risk is insufficient to finance that entity’s activities without receiving additional subordinated financial support from other parties.  In addition, FIN 46 requires that both the primary beneficiary and all other enterprises with a significant variable interest in a VIE make additional disclosures.  As of December 31, 2002, the Company was not party to a VIE; therefore, management does not believe FIN 46 will have a material impact on the Company’s financial position, results of operations or cash flows.

3.                                        Property, Plant and Equipment

Property, plant and equipment consists of the following as of December 31, 2002:

Gas gathering systems and pipelines	$41,134,027
Building	135,756
Office furniture and fixtures and computer equipment	551,521
41,821,304
Less accumulated depreciation	(11,058,296)
Total property, plant and equipment	$30,763,008

Depreciation expense was approximately $4.2 million for the year ended December 31, 2002.

4.              Long-term Debt and Revolving Credit Agreement

As of December 31, 2002, long-term debt consisted of the following:

Revolving credit facility	$7,500,000
Construction credit agreement, A	4,404,952
Construction credit agreement, B	4,648,810
Related party subordinated debentures	4,300,000
Total long-term debt	20,853,762
Less-current portion	(15,353,762)
Long-term portion of debt	$5,500,000

The Company’s bank credit agreements consist of a $10.0 million revolving credit facility (the Revolver) and two pipeline construction credit agreements (the Construction Credit Agreements), one of them for up to $7.5 million and the other for up to $5.5 million.

The Company had outstanding borrowings on the Revolver of $7.5 million as of December 31, 2002, and outstanding borrowings on the Construction Credit Agreements of $4.4 million and $4.6 million in 2002.

Principal payments under the Revolver began January 1, 2001 (the “Commitment Termination Date”), and are made on the last day of each quarter in the amount $375,000 each quarter beginning in March 2002 until December 2003 escalating to $500,000 each quarter until June 2005. With the remaining outstanding balance $2.5 million scheduled to be repaid at June 2005. Each year, the company may request and receive, at the sole discretion of the bank, a one-year extension of the Commitment Termination Date and the maturity date. Additionally, the borrowing base under the Revolver is redetermined each year.

Borrowings under the Revolver are collateralized by substantially all of the assets of the Company and bear interest at the bank’s prime rate, plus an escalating rate up to 0.25 percent, or LIBOR plus 2.125 percent. The weighted average interest rate was 4.02 percent as of December 31, 2002. The Company is also required to pay a quarterly commitment fee (.0375 percent per annum) on the average daily amount by which the borrowing base exceeds the outstanding advances until the Commitment Termination Date. Interest is payable monthly on outstanding borrowings.

Conversion of the first Construction Credit Agreement to start principal payments began in April 2000 when construction of the 33-mile pipeline being built under the transportation agreement with SEI Texas, LLP (an unaffiliated third party) was completed. The Company’s principal payments are paid in 59 consecutive monthly installments of an amount equal to 1/84 of the outstanding advance, with one lump-sum payment of the remaining outstanding aggregate principal of the balance due on April 4, 2005. Advances bear interest at the bank’s prime rate or LIBOR, plus an escalating rate up to 2.25 percent. The Company is also required to pay a quarterly commitment fee (0.375 percent per annum) on the average daily amount by which the borrowing base exceeds the outstanding advances until the completion of the pipeline construction. Interest is payable monthly on outstanding borrowings.

Conversion of the second Construction Credit Agreement to start principal payments began in December 2001 when the Company completed its construction of the pipelines in Guadalupe County. The Company’s principal payments are paid in 59 consecutive monthly installments of an amount equal to 1/84 of the amount of advanced with one lump-sum payment of the remaining outstanding balance due in 2006.

Related Party Subordinated Debt

As of December 31, 2002, the Company had $4.3 million outstanding in subordinated debt to Energy Spectrum, an affiliate of the Company, which is due in April 2003. Such debt bears interest at 11%.

Bank Debt Covenants

The Revolver requires that the Company be in compliance with certain financial covenants including, but not limited to, restrictions on indebtedness, investments and dividends. The Company’s annual capital expenditures cannot exceed an amount equal to its annually submitted budget plus $250,000. In addition, on a quarterly basis, the Company must comply with a current ratio of 1.00 to 1.00, an interest charge coverage ratio of 2.00 to 1.00 and a debt service coverage ratio of 1.25 to 1.00. At December 31, 2002, the Company was in violation of one financial covenant.  The Company did not obtain a waiver for such violation and has classified such debt as current as of December 31, 2002.

The Company’s Construction Credit Agreements, upon conversion to term loans, requires that the Company be in compliance with certain financial covenants including, but not limited to, restrictions on indebted ness, investments and dividends. The Company’s annual capital expenditures cannot exceed an amount equal to annually submitted budget plus $250,000. In addition, on a quarterly basis, the Company must comply with a current ratio of 1.00 to 1.00, an interest charge coverage ratio of 2.00 to 1.00 and a debt service coverage ratio of 1.15 to 1.00. At December 31, 2002, the Company was in violation of one financial covenant.  The Company did not obtain a waiver for such violation and has classified such debt as current at December 31, 2002.

There are no covenants governing the related party subordinated debentures.

Maturities

The maturities of the Company’s debt as of December 31, 2002, are as follows:

2003	$15,353,762
2004	2,000,000
2005	3,500,000
2006	—
2007	—
2008 and thereafter	—
$20,853,762

In March 2003, the Company sold substantially all of its assets to MarkWest Energy Partners, L.P. (see Note 10).  Upon completion of the sale, all bank and related party subordinated debt was paid in full.

5.              Equity Transactions

The Company has an incentive equity plan (the “2000 Plan”) whereby options to purchase 486,000 shares of the Company’s common stock were issued to certain key employees in 2000. These option vest over a three-year period, with 162,000 options vesting on April 1, 2001, 2002 and 2003, and have a maximum term of five years (expiring on March 31, 2005). On the date of grant, the exercise price of the option approximated the fair value of the stock. The exercise price of each option increases periodically, and ranges between $2.70 and $4.24 over the term of the options.

Pursuant to APB No. 25, due to the escalation feature of the exercise price, the Company has accounted for the stock option grants under the 2000 Plan using variable plan accounting.  The Company has and will continue to mark to market the outstanding options until the exercise of the related option occurs or the exercise price becomes fixed.  As of December 31, 2002, the Company recognized stock-based compensation for the fair value of the stock options in the amount of approximately $3.6 million in the Consolidated Statement of Operations with a corresponding liability included in other non-current liabilities in the Consolidated Balance Sheet. Subsequent to December 31, 2002, these options were settled for approximately $0.5 million (see Note 10).

The Company’s stock option activity for the year ended December 31, 2002, follows:

Number of shares underlying options
Options
Outstanding at December 31, 2001	486,000
Granted	—
Exercised	—
Expired	—
Forfeited	(54,000)
Outstanding at December 31, 2002	432,000

At December 31, 2002, approximately 288,000 options were exercisable at a weighted average price of $3.43 per share and a weighted average remaining contractual life of 2.44 years.

6.                                        Income Taxes

The Company uses the asset and liability method of accounting for deferred income taxes. As of December 31, 2002, total income tax benefit consists of the following:

Current tax expense	$320,782
Deferred tax benefit	(4,188,115)
Total income tax benefit	$(3,867,333)

As of December 31, 2002, the components of net deferred income taxes are as follows:

Deferred tax assets:
Stock-based compensation	$1,250,417
Deferred revenue	2,393,007
Net operating loss carryforwards	4,997,488
Other	34,064
Total deferred tax assets	8,674,976
Deferred tax liabilities:
Property and equipment	(1,524,838)
Partnership income	(463,604)
Other	(81,254)
Total deferred tax liabilities	(2,069,696)
Net deferred tax asset	6,605,280
Valuation allowance	(2,417,165)
Net deferred taxes	$4,188,115

The deferred tax asset of December 31, 2002, of $6.6 million was recorded net of a $2.4 million valuation allowance based on management’s belief that the net tax asset is more likely than not to be realizable. In March 2003, the Company sold substantially all of its assets to MarkWest Energy Partners, L.P. (see Note 10). As a result of the sale, the Company expects to recognize taxable income and accordingly has reversed the valuation allowance previously recorded against certain net deferred tax assets. The remaining valuation allowance has been provided for certain net operating loss carryovers related to Bright Star Gathering, Inc., which are subject to annual limitation. Management believes that these assets will not to be realized due to the limitation and as such did not reverse the valuation allowance associated with these assets. The Company’s net operating losses will begin to expire in 2008.

The difference between the provision for income taxes and the amount that would be determined by applying the statutory income tax rate to income before income taxes for the year ended December 31, 2002, is as follows:

Computed statutory tax benefit at 35%	$(2,304,275)
Changes in taxes resulting from:
State tax, net of federal tax benefit	174,285
Permanent differences	5,905
Change in valuation allowance adjustment	(1,743,248)
Total income tax benefit	$(3,867,333)

7.              Commitments and Contingencies

Leases

The Company has operating leases, primarily for office space and compression facilities. For the year ended December 31, 2002, the Company charged $1.5 million to expense relating to operating leases.

As of December 31, 2002, future minimum rental payments are as follows:

2003	$619,465
2004	137,651
2005	—
2006	—
2007	—
2008 and thereafter	$757,116

Litigation

In 2001, Pinnacle Natural Gas Company and a number of other parties were named as defendants in an action brought by Ray and Debra Noseff who seek unspecified compensatory and punitive damages for claims based on loss of consortium and Mr. Noseff’s personal injuries.  Mr. Noseff was injured on July 8, 1998 by a gas line fire at the Pinnacle Lea delivery point.  The proceedings captioned Ray Noseff, et al., Plaintiffs v. Pinnacle Natural Gas Company, Michael Tindle, Enron Corp., Northern Natural Gas Co., Daniel Industries, Inc., Constant Power Manufacturing Co., Peter Paul, Inc., Skinner, Inc., and Honeywell, Inc., Defendants (Case No. CV-200101278) are pending in the Second Judicial Circuit, Bernalillo County, New Mexico.  The Company’s costs and legal exposure related to this lawsuit are currently not determinable.

8.              Investment in unconsolidated affiliates

In 2002, the Company had equity positions in two gathering systems, Texana Pipeline Company JV (37.5%) (“Texana”) and Las Animas Landfill Gas, L.L.C. (18.48%) (“Las Animas”).

Located in Refugio and San Patricio Counties, Texas, Texana is a joint venture between a private individual, Enbridge US and the Company that gathers wellhead gas from several locations and delivers the gas to industrial users and markets. For a monthly fee, the Company provides the accounting and financial reporting for Texana but does not exercise control over the operations and merchant capabilities of the system.

Las Animas is a limited liability company that provides gas processing, gathering and extraction for the Johnson County Landfill near Shawnee, Kansas. The principal shareholder/operator is South-Tex Treaters Inc. The Company participates in the Las Animas’ annual meetings but does not exercise control over the operations and policies of Las Animas. As part of its financial responsibility to Las Animas, the Company guarantees up to 24% of the outstanding loan, or approximately $0.3 million as of December 31, 2002, held by Las Animas.

The Company uses the equity method of accounting for its investments in its unconsolidated affiliates.  The following table summarizes the status and results of the Company’s investments.

2002
Beginning investments	$1,661,775
Capital contributions	463,924
Distributions received	(75,000)
Equity in losses	(42,360)
Ending investments	$2,008,339

9.              Benefit Plan

The Company contributed approximately $17,000 to a 401(k) savings plan for the year ended December 31, 2002. The plan was terminated in early 2003.

10.       Subsequent Event

On March 28, 2003 substantially all of Pinnacle Natural Gas Company and certain affiliates were merged with certain affiliates of MarkWest Energy Partners, L.P. for approximately $38 million.  The acquisition price included the assumption and payment of all bank debt. These financial statements do not include any adjustments related to the acquisition.

PNG CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited)

	December 31, 2001	December 31, 2000
ASSETS
Current assets:
Cash and cash equivalents	$3,642,963	$2,866,175
Certificate of deposit	181,191	—
Accounts receivable:
Trade, net	3,489,476	7,995,897
Other	542,673	186,550
Prepaid and other current assets	68,254	8,869

Total current assets	7,924,557	11,057,491

Property, plant and equipment:
Gas gathering systems and related facilities	33,232,033	33,993,770
Construction in progress	12,102,864	654,906
	45,334,897	34,648,676
Less: accumulated depreciation	(8,906,095)	(5,409,238)
	36,428,802	29,239,438

Investments in unconsolidated affiliates	1,661,775	—
Other assets, net	322,369	117,234

Total assets	$46,337,503	$40,414,163

LIABILITIES AND CAPITAL

Current liabilities:
Accounts payable	$4,629,535	$7,595,452
Gas imbalances	69,485	186,219
Accrued liabilities	548,160	642,517
Current maturities of long-term debt	3,264,590	1,978,878

Total current liabilities	8,511,770	10,403,066

Long-term debt:
Notes payable, bank debt	16,553,765	14,383,831
Subordinated debentures	4,300,000	4,450,000

Total debt	20,853,765	18,833,831

Deferred revenue	7,042,570	—
Other long-term liabilities	—	75,644
Commitments and contingencies (Note 6)
Minority interest	177,923	282,995
Stockholders’ Equity:
Common stock, $.01 par value, Class D, 5,000,000 shares authorized, 3,240,739 shares issued and outstanding	32,407	32,407
Additional paid-in capital	8,717,593	8,717,593
Accumulated earnings	1,001,475	2,068,627
Total stockholder’s equity	9,751,475	10,818,627

Total liabilities and stockholders’ equity	$46,337,503	$40,414,163

The accompanying notes are an integral part of these consolidated financial statements.

PNG CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited)

	Year Ended December 31, 2001	Year Ended December 31, 2000
Revenues:
Gas sales	$42,762,969	$38,071,769
Transportation revenues	1,587,201	1,487,336
Condensate and liquid sales	664,166	960,335
Capacity fees and other	3,846,513	1,945,374

Total	48,860,849	42,464,814

Costs and Expenses:
Gas purchases	38,859,539	33,114,060
System operating expenses	3,558,655	2,975,816
General and administrative	1,486,695	1,096,441
Depreciation and amortization	4,566,263	2,622,811

Total	48,471,152	39,809,128

Operating income	389,697	2,655,686
Equity in earnings of unconsolidated affiliates	124,509	93,358
Interest income	75,662	68,718
Interest expense, net	(1,700,981)	(1,841,341)
Income (loss) before income taxes	(1,111,113)	976,421
Provision for income taxes	—	—
Minority interest	(43,961)	59,277
Net income (loss)	$(1,067,152)	$917,144

The accompanying notes are an integral part of these consolidated financial statements.

PNG CORPORATION AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

(Unaudited)

	Class D Common		Additional Paid-In Capital	Accumulated Earnings	Total
	Shares	Amount
Balance, December 31, 1999	3,037,035	$30,370	$8,169,630	$1,151,483	$9,351,483
Net income	—	—	—	917,144	917,144
Issuance of Class D common stock	203,704	2,037	547,963	—	550,000
Balance, December 31, 2000	3,240,739	32,407	8,717,593	2,068,627	10,818,627
Net loss	—	—	—	(1,067,152)	(1,067,152)
Balance, December 31, 2001	3,240,739	$32,407	$8,717,593	$1,001,475	$9,751,475

The accompanying notes are an integral part of these consolidated financial statements.

PNG CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Unaudited)

	Year Ended December 31, 2001	Year Ended December 31, 2000
Cash flows from operating activities:
Net income (loss)	$(1,067,152)	$917,144
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	4,566,263	2,622,724
Equity in earnings of unconsolidated affiliates	(124,509)	(93,358)
Amortization of deferred financing costs	83,150	65,442
Minority interest	(43,961)	59,277

Changes in operating assets and liabilities:
Accounts receivables	4,150,298	(2,773,705)
Accounts payable and other current liabilities	(3,252,652)	3,645,901
Prepaid and other current assets	(59,385)	17,507
Other	(205,135)	—

Net cash provided by operating activities	4,046,917	4,460,932

Cash flows from investing activities:
Capital expenditures and contributions to affiliates	(12,971,462)	(5,171,878)
Contributions to affiliates	(630,772)	—
Proceeds from the sale of assets, net	45,000	—

Net cash used in investing activities	(13,557,234)	(5,171,878)

Cash flows from financing activities:
Bank debt borrowings	5,500,000	2,608,855
Bank debt repayments	(2,044,354)	(489,439)
Subordinated debentures repayments	(150,000)	—
Proceeds from construction agreement	7,042,570	—
Distributions to minority interest owner	(61,111)	—
Issuance of Class D common stock	—	550,000

Net cash provided by financing activities	10,287,105	2,669,416

Net increase in cash and cash equivalents	776,788	1,958,470
Cash and cash equivalents at beginning of year	2,866,175	907,705
Cash and cash equivalents at end of year	$3,642,963	$2,866,175

The accompanying notes are an integral part of these consolidated financial statements.

PNG CORPORATION AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

1.              Organization and Summary of Significant Accounting Policies

Organization

PNG Corporation, a Delaware corporation (“PNG” or the “Company”), was incorporated on September 6, 1994. The Company’s assets are primarily the result of the acquisition of the joint venture interests of Pinnacle Natural Gas Company, incorporated on March 12, 1985, and affiliated companies. Effective April 4, 1997, PGN was acquired and simultaneously recapitalized by Energy Spectrum Partners LP (“Energy Spectrum”). The acquisition, which was accounted for under the purchase method of accounting, resulted in a “pushdown” of the purchase price to PNG’s assets and liabilities based on their estimated fair values as of April 1, 1997, the effective date of the acquisition for accounting purposes.

PNG was organized to own and operate gas gathering and transmission facilities. The Company owns interests in and operates gas pipeline systems in Texas, New Mexico, Louisiana, Mississippi and Colorado. The Company provides gas gathering, processing, transmission and marketing services to its customers.

The accounting policies of PNG reflect industry practices and conform to accounting principles generally accepted in the United States. The more significant of such accounting policies are described below. The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to develop estimates and make assumptions that affect the reported financial position and results of operation and that impact the nature and extend of disclosure, if any, of contingent assets and liabilities. Actual results could differ form those estimates.

Basis of Consolidation

The consolidated financial statements include PNG and its wholly owned subsidiaries, Pinnacle Natural Gas Company (“PNGC”), Pinnacle Pipeline Company (“PPC”), PNG Transmission Company, Inc. (“PNGTC”), PNG Utility Company (“PNGU”) and Bright Star Gathering Inc., as well as its 90 percent owned subsidiary, Bright Star Partnership. All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

All highly liquid short-term cash investments with original maturities of three months or less have been classified as cash equivalents.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. The Company’s property, plant and equipment are primarily comprised of gas gathering and transmission facilities used to transport gas from the wellhead to major pipelines. Depreciation of gas gathering and transmission facilities is provided using the straight-line method of depreciation based upon the estimated useful lives of such facilities, which range from approximately five years to fifteen years.

Interest costs related to significant construction projects are capitalized based on the weighted average interest rate of outstanding borrowings. During 2001 and 2000, capitalized interest totaled approximately $77,000 and $131,000, respectively.

Investments in unconsolidated affiliates of $0.8 million are included in property, plant and equipment in the accompanying consolidated balance sheet as of December 31, 2000.

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 121, “Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of,” the Company reviews its long-lived assets to be held and used whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. SFAS No. 121 requires and impairment loss to be recognized when the carrying value of an asset exceeds the sum of the undiscounted future net cash flows, in an amount equal to the excess of the carrying value over the fair value of the asset. Fair value is estimated to be the present value of the expected future net cash flows. In 2001, due to poor performance of certain oil and gas properties, and uncertainties as to further future development on these properties, the Company recorded impairments totaling approximately $1.1 million relating to certain of its gas gathering facilities. This amount is included in depreciation and amortization expense. There were no such impairments in 2000.

Other Assets

Other assets primarily consist of deferred financing costs. Deferred financing costs are amortized over the life of the related bank financing using the straight-line method. During 2001 and 2000, amortization of these deferred financings costs totaled approximately $83,000 and $65,000, respectively.

Revenue Recognition

Sales of natural gas are reported in the month of delivery and purchases of gas are reported in the month of receipt. Transmission and capacity fees for transporting natural gas are reported in the month transportation service is provided. Gas volumes received may be different from gas volumes delivered, resulting in gas imbalances. The Company records a receivable or payable for such imbalances based upon the prices in effect in the month in which the imbalances arise. The balances are reduced upon receipt or payment of such amounts or the receipt or delivery of equivalent volumes of gas.

Under Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognition in Financial Statements,” up-front fees received at the commencement of a service contract are deferred and amortized over the term of the contract. Amounts received by the Company relating to its construction of pipelines (see Note 2) are deferred and amortized to revenue over the appropriate contract term. At December 31, 2001, such unamortized deferred revenues were approximately $7.0 million.

The Company received approximately $200,000 in 2001 as an early completion bonus relating to its pipeline construction agreement (see Note 2). These amounts are recognized when they are earned and realized, which is upon early completion of project. No such amounts were realized or recorded in 2000.

Stock-Based Compensation

The Company has elected to follow the accounting provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” for stock-based compensation and to furnish the pro forma disclosures required under SFAS No. 123, “Accounting for Stock-Based Compensation,” APB Opinion No. 25 requires no recognition of compensation expense for most stock-based compensation arrangements provided by the Company in which the exercise price is equal to the value of the underlying stock on the date of grant. However, APB Opinion No. 25 requires recognition of compensation for variable award plans over the vesting periods of such plans, based upon the intrinsic value of the option.

New Accounting Pronouncements

In August 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” This statement requires companies to record a liability relating to the retirement and removal of assets used in their businesses. The liability is discounted to its present value, and the related asset value is increased by the amount of the resulting liability. Over the life of the asset, the liability will be accreted to its future value and eventually extinguished when the asset is taken out of service. This statement becomes effective

January 1, 2003. The Company is currently evaluating the effects of this statement, but it does not expect adoption to have a significant impact on its consolidated financial statements.

In October 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” This statement retains most of the provision of SFAS No. 121 for recognizing and valuing impairments to long-lived assets to be held and used. The statement also expands the scope of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction.

2.              Acquisitions and Disposition of Assets

In 2000, the Company completed construction of a 33-mile natural gas pipeline under a 30-year transportation contract with SEI Texas, LLP. The contract provides for a fixed monthly fee to operate and maintain the pipeline over the life of the contract. The construction cost was approximately $10.4 million, and operations began in May 2001. In order to finance this construction, the Company entered into a construction credit agreement (see Note 4) due in 2005.

In June 2001, the Company began construction of a seven-mile pipeline and a 21-mile pipeline to supply a power plant in Guadalupe County, Texas. Construction was completed in December 2001 for a total cost of approximately $12.0 million. These pipelines have a combined capacity of 170,000 Mcf of gas per day. In order to finance this construction, the Company borrowed an additional $5.5 million from its revolving credit facility (see Note 4), and an additional $7.0 million was funded by the owner of the power plant, which was classified as deferred revenues in the accompanying consolidated balance sheet.

3.              Equity Transactions

During 2000, the Company issued 203,704 shares of Class D common stock, $.01 par value, for $550,000.

The Company has an incentive equity plan (“the 2000 Plan”) whereby options to purchase 486,000 shares of the Company’s common stock were issued to certain key employees in 2000. These options vest over a three-year period, with 162,000 options vesting on April 1, 2001, 2002, and 2003, and have a maximum term of five years (expiring on March 31, 2005). On the date of grant, the exercise price of the options approximated the fair value of the stock. The exercise price of each option increases periodically, and ranges between $2.70 and $4.24 over the term of the options. This is required to be accounted for as a variable plan with compensation expense measured and recorded each period based on the spread between the exercise price in effect at the balance sheet date and the value of the shares at that date. At December 31, 2001, 162,000 options were vested, but none have been exercised. The exercise price of these options at December 31, 2001, is greater that the estimated fair value of the stock; therefore, no compensation expense has been recorded in 2001 or 2000.

The Company’s pro forma net income (loss) for the year ended December 31, 2001 and 2000, would have been approximately $(1,177,000) and $855,000, respectively, had the Company prepared the financial statements in accordance with the provisions of SFAS No. 123. For purposes of this pro forma disclosure, pro forma stock-based compensation is calculated based on the fair value of the options granted and is amortized to expense on a straight-line basis over the vesting period. The fair value of the options were estimated using the Black-Scholes option valuation model with the following assumptions: a risk-free interest rate of five percent; a remaining life of approximately four years; and a volatility and dividend yield of zero percent.

4.              Debt

Bank Debt

At December 31, 2001 and 2000, notes payable consisted on the following:

	2001	2000
Revolving credit facility	$9,000,000	$10,000,000
Construction credit agreement, A	5,383,831	6,362,709
Construction credit agreement, B	5,434,524	—

Total notes payable	19,818,355	16,362,709

Less: Current portion	(3,264,590)	(1,978,878)

Long-term portion of notes payable	$16,553,765	$14,383,831

The Company’s bank credit agreements consist of a $10.0 million revolving credit facility (the “Revolver”) and two pipeline construction credit agreements (the “Construction Credit Agreements”), one of them for up to $7.5 million and the other for up to $5.5 million.

The Company had outstanding borrowings on the Revolver of $9.0 million and $10.0 million as of December 31, 2001 and 2000, respectively, and outstanding borrowings on the Construction Credit Agreements of $5.4 million and $5.4 million in 2001 and $6.4 million and $0 in 2000.

Principal payments under the Revolver began January 1, 2001 (the “Commitment Termination Date”), and are made on the last day of each quarter in the amount of $250,000 each quarter for 2001 and $500,000 each quarter beginning in March 2002 until December 2003. The remaining balance of $5,000,000 is scheduled to be repaid in 2004. Each year, the Company may request and receive, at the sole discretion of the bank a one-year extension of the Commitment Termination Date and the maturity date. Additionally, the borrowing base under the Revolver will be redetermined each year.

Borrowings under the Revolver are secured by substantially all of the assets of the Company and bear interest at the bank’s prime rate, plus an escalating rate up to 0.25 percent, or LIBOR plus 2.125 percent. The interest rate was 4.3 percent and 4.6 percent on $6 million and $3 million, respectively, at December 31, 2001 and 8.8 percent and 8.7 percent on $6.0 million and $4.0 million, respectively, at December 31, 2000. The Company is also required to pay a quarterly commitment fee (0.375 percent per annum) on the average daily amount by which the borrowing base exceeds the outstanding advances until the Commitment Termination Date. Interest is payable monthly on outstanding borrowings.

Conversion of the first Construction Credit Agreement to start principal payments began in April 2000 when construction of the 33-mile pipeline being built under the transportation agreement with SEI was completed. The Company’s principal payments are paid in 59 consecutive monthly installments of an amount equal to 1/84 of the outstanding advance, with one lump-sum payment of the remaining outstanding aggregate principal balance due on April 4, 2005. Advances bear interest at the bank’s prime rate or LIBOR, plus an escalating rate up to 2.25 percent. The Company is also required to pay a quarterly commitment fee (0.375 percent per annum) on the average daily amount by which the borrowing base exceeds the outstanding advances until the completion of the pipeline construction. Interest is payable monthly on outstanding borrowings.

Conversion of the second Construction Credit Agreement to start principal payments began in December 2001 when the Company completed its construction of the pipelines in Guadalupe County. The Company’s principal payments are paid in 59 consecutive monthly installments of an amount equal to 1/84 of the amount advanced, with one lump-sum payment of the remaining outstanding balance due in 2006.

Subordinated Debt

As of December 31, 2001 and 2000, the Company had $4.3 million outstanding in subordinated debt to Energy Spectrum, which will be due in April 2003. In addition, the Company had $150,000 in remaining subordinated notes payable to the former investors in the Company at December 31, 2000. Under the recapitalization agreement between the former investors and the Company, the Company has the ability to offset certain liabilities against those notes.

Bank Debt Covenants

The Revolver requires that the Company be in compliance with certain financial covenants including, but not limited to, restriction on indebtedness, investments and dividends.

The Company’s annual capital expenditures cannot exceed an amount equal to its annually submitted budget plus $250,000. In addition, on a quarterly basis, the Company must comply with a current ratio of 1.00 to 1.00, an interest charge coverage ratio of 2.00 to 1.00 and a debt service coverage ratio of 1.25 to 1.00. At December 31, 2001 and 2000, the Company was in compliance with such covenants.

The Company’s Construction Credit Agreements, upon conversion to term loans, requires that the Company be in compliance with certain financial covenants including, but not limited to, restriction on indebtedness, investments and dividends. The Company’s annual capital expenditures cannot exceed an amount equal to its annually submitted budget plus $250,000. In addition, on a quarterly basis, the Company must comply with a current ration of 1.00 to 1.00, an interest charge coverage ration of 2.00 to 1.00 and a debt service coverage ratio of 1.15 to 1.00.

Maturities

The maturities of the Company’s long-term debt as of December 31, 2001, are as follows:

2002	$3,264,590
2003	8,064,590
2004	7,264,590
2005	3,232,908
2006	2,291,677
2007 and thereafter	—
$24,118,355

5.              Income Taxes

The Company uses the asset and liability method of accounting for deferred income taxes. No federal income tax provision or benefit has been recorded for the years ended December 31, 2001 or 2000.

The difference between the provision for income taxes and the amount which would be determined by applying the statutory federal income tax rate to income before income taxes for the years ended December 31, 2001 and 2000, is analyzed below:

	2001	2000
Income (loss) before income taxes	$(1,067,152)	$917,144

Income tax provision (benefit) at statutory rate	$(373,503)	$321,000
Adjustment to valuation allowance	373,503	(321,000)

Provision for income taxes	$—	$—

The Company has net operating loss (“NOL”) carryforwards totaling approximately $7.4 million and $9.1 million at December 31, 2001 and 2000, respectively, which will begin expiring in the year 2011. As of December 31, 2001 and 2000, deferred tax assets related to NOLs generated primarily as a result of accelerated tax depreciation were fully reserved by a valuation allowance due to the uncertainties and possible limitations surrounding their future utilization.

6.              Commitments and Contingencies

Operating Leases

The Company has operating leases, primarily for office space and compression facilities. For the years ended December 31, 2001 and 2000, the Company charged $1,497,070 and $1,264,343, respectively, to expense relating to operating leases.

As of December 31, 2001, future minimum rental payments are as follows:

Year ending December 31,
2002	$100,095
2003	34,900
2004	4,681
2005	—
2006 and thereafter	—

Concentration of Credit Risk

Substantially all of the Company’s accounts receivable at December 31, 2001 and 2000, result from sales and transmission services provided to customers in the oil and gas industry. This concentration of customers may impact overall credit risk, either positively or negatively, in that entities in the same industry may be similarly affected by changes in economic or other conditions. To limit its credit risk, the Company evaluates its customers’ financial strengths and ability to withstand negative market conditions. Accordingly, credit losses incurred by the Company have not been significant during the period from inception through December 31, 2001.

Legal Proceedings

In the ordinary course of business, the Company is party to certain litigation, the outcome of which, individually or in the aggregate, is not expected to have a material adverse effect on the Company’s consolidated financial condition or results of operations.

7.              Fair Value of Financial Instruments

The carrying amounts of current assets and liabilities approximate fair value as a result of their short period of time to maturity. The carrying amount of the bank debt is considered to approximate fair value as a result of its variable interest rate. Furthermore, the carrying amount of the subordinated debentures approximates fair value due to the comparability of the interest rate and relative time to maturity to that of the bank debt.

8.              Supplemental Cash Flow Information

The following table details the supplemental cash flow information for the years ended December 31, 2001 and 2000:

	2001	2000
Cash paid for interest on bank debt, net of amounts capitalized	$1,791,010	$1,857,610

Cash paid for federal income taxes	$250,000	$—

(b)        Pro Forma Financial Information.

The accompanying unaudited pro forma consolidated statements of operations for the year ended December 31, 2002, and the three months ended March 31, 2003, combine the historical operations of MarkWest Hydrocarbon with the unaudited historical operations of Pinnacle as if the transaction had occurred on January 1, 2002. No pro forma balance sheet is presented herein because the balance sheet included in MarkWest Hydrocarbon’s March 31, 2003 Form 10-Q reflects the acquisition.

The acquisition will be accounted for under the purchase method of accounting and the acquisition cost will be allocated to the acquired assets and assumed liabilities based on fair values.  The unaudited pro forma consolidated financial statements have been prepared by MarkWest Hydrocarbon’s management based upon the historical financial statements of MarkWest Hydrocarbon and the unaudited historical financial statements of PNG Corporation and Subsidiaries and preliminary estimates of fair values, which are subject to change pending a final analysis of the fair values.  Pinnacle represents substantially all of the assets, liabilities and operations of PNG Corporation and Subsidiaries.  These pro forma statements are not indicative of the results that actually would have occurred if the combination had been completed on the dates indicated or which may be obtained in the future.  The pro forma financial statements and notes thereto should be read in conjunction with the historical financial statements included in MarkWest Hydrocarbon’s previous filings with the Securities and Exchange Commission and the unaudited PNG Corporation and Subsidiaries financial statements included herein.

MARKWEST HYDROCARBON, INC.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2002

	MarkWest Hydrocarbon	PNG	Adjustments		MarkWest Hydrocarbon Pro Forma
	(in thousands, except per share data)

Revenues:
Gathering, processing and marketing revenue	$154,338	$44,509	$(367	)(A)	$198,480
Exploration and production revenue	32,923	—	—		32,923
Total revenues	187,261	44,509	(367)		231,403

Operating expenses:
Purchased gas costs	127,526	33,294	—		160,820
Facility expenses	16,257	3,909	(49	)(A)	20,117
Lease operating	7,912	—	—		7,912
Transportation costs	1,680	—	—		1,680
Production taxes	2,044	—	—		2,044
Selling, general and administrative expenses	11,885	5,571	—		17,456
Depreciation and depletion	21,388	4,189	(208	)(A)	23,772
			(1,597	)(B)
Impairment expense	—	2,929	—		2,929
Gain on sale of assets	—	(49)	—		(49)
Total operating expenses	188,692	49,843	(1,854)		236,681

Income (loss) from operations	(1,431)	(5,334)	1,487		(5,278)

Other income and expense:
Interest expense, net	(3,775)	(1,264)	(402	)(C)	(5,441)
Equity in earnings of unconsolidated subsidiary	—	(42)	—		(42)
Write-down of deferred financing costs	(2,977)	—	—		(2,977)
Gain on sale of non-operating assets	5,454	—	—		5,454
Gain on sale of non-operating asset to a related party	141	—	—		141
Minority interest in net (income) loss of consolidated subsidiary	(1,947)	57	2,928	(D)	1,038
Other expense, net	(73)	—	—		(73)

Income (loss) before income taxes	(4,608)	(6,583)	4,013		(7,178)

Provision (benefit) for income taxes	(1,812)	(3,867)	2,916	(E)	(2,763)

Net income (loss)	$(2,796)	$(2,716)	$1,097		$(4,415)

Basic loss per share of common stock	$(0.33)				$(0.52)
Loss per share assuming dilution	$(0.33)				$(0.52)

Weighted average number of outstanding shares of common stock:
Basic	8,500				8,500
Assuming dilution	8,513				8,513

The accompanying notes are an integral part of these financial statements.

MARKWEST HYDROCARBON, INC.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
THREE MONTHS ENDED MARCH 31, 2003

	MarkWest Hydrocarbon	PNG	Adjustments		MarkWest Hydrocarbon Pro Forma
	(in thousands, except per share data)

Revenues:
Gathering, processing and marketing revenue	$50,651	$18,614	$(51	)(A)	$69,214
Exploration and production revenue	10,659	—	—		10,659
Total revenues	61,310	18,614	(51)		79,873

Operating expenses:
Purchased gas costs	46,003	15,305	—		61,308
Facility expenses	4,506	885	(9	)(B)	5,382
Lease operating	1,608	—	—		1,608
Transportation costs	513	—	—		513
Production taxes	728	—	—		728
Selling, general and administrative expenses	3,137	336	—		3,473
Depreciation and depletion	5,098	1,031	(52	)(A)	5,696
			(381	)(B)
Total operating expenses	61,593	17,557	(442)		78,708

Income (loss) from operations	(283)	1,057	391		1,165

Other income and expense:
Interest expense, net	(1,063)	(269)	(150	)(C)	(1,482)
Equity in earnings of unconsolidated subsidiary	—	7	—		7
Minority interest in net (income) loss of consolidated subsidiary	(874)	11	(558	)(D)	(1,421)
Other expense, net	(15)	—	—		(15)

Income (loss) before income taxes and change in accounting principle	(2,235)	806	(317)		(1,746)

Provision (benefit) for income taxes	(1,222)	294	(113	)(E)	(1,041)

Income (loss) before change in accounting principle	$(1,013)	$512	$(204)		$(705)

Basic loss per share of common stock	$(0.12)				$(0.08)
Loss per share assuming dilution	$(0.12)				$(0.08)

Weighted average number of outstanding shares of common stock:
Basic	8,511				8,511
Assuming dilution	8,514				8,514

The accompanying notes are an integral part of these financial statements.

MARKWEST HYDROCARBON, INC.

NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

1.              Basis of Presentation

The accompanying unaudited pro forma consolidated statements of operations for the year ended December 31, 2002, and the three months ended March 31, 2003, combines the historical operations of MarkWest Hydrocarbon, Inc. with the unaudited historical operations of Pinnacle as if the transaction had occurred on January 1, 2002.

These pro forma statements may not be indicative of the results that actually would have occurred if the combination had been in effect on the dates indicated or which may be obtained in the future.

2.              Purchase Price Allocation

Our consolidated subsidiary, MarkWest Energy Partners, L.P. (“MarkWest Energy Partners” or the “Partnership”) allocated the purchase price as follows (in thousands):

Acquisition costs:

Long-term debt incurred	$39,471
Direct acquisition costs	450
Current liabilities assumed	8,150
Total	$48,071

Allocation of acquisition costs:

Current assets	$10,643
Fixed assets (including long-term contracts)	37,428
Total	$48,071

3.              Adjustments

(A)      This entry eliminates the operating results of the PNG Corporation and Subsidiaries’ asset, the Hobbs, New Mexico, lateral pipeline, that was not acquired as part of the Pinnacle acquisition.

(B)        Depreciation expense decreased due to the change in depreciable lives used by PNG Corporation and Subsidiaries (five to twenty years) versus what MarkWest Energy Partners uses.  MarkWest Energy Partners is depreciating each asset over the lesser of the term of the associated long-term contract (up to nineteen years) or its estimated useful life, which is twenty years for gathering systems and pipelines.

(C)        The pro forma adjustment to interest expense is calculated as follows:

	Year Ended December 31, 2002	Three Months Ended March 31, 2003
	(in thousands)
PNG Corporation and Subsidiaries interest expense(1)	$1,273	$269
Partnership bank debt ($39.5 million in additional principal) at an assumed rate of 3.58%(2)	(1,413)	(353)
Commitment fee on unused revolving credit facility at an assumed annual rate of 0.25%	(35)	(9)
Amortization of deferred debt issuance costs	(227)	(57)

Pro forma increase to interest expense	$(402)	$(150)

(1)          Represents the elimination of PNG Corporation and Subsidiaries interest expense as PNG’s debt was paid in full in connection with the acquisition.

(2)          The effects of fluctuations of 0.125% and 0.25% in annual interest rates under the Partnership’s loan facility on pro forma interest expense would have been approximately $49 and $99, respectively, for the year ended December 31, 2002.   The effects of fluctuations of 0.125% and 0.25% in annual interest rates under the Partnership’s loan facility on pro forma interest expense would have been approximately $12 and $25, respectively, for the three months ended March 31, 2003.

(D)       Minority interest in net (income) loss of consolidated subsidiary has been adjusted to reflect the Partnership’s minority interest owners’ approximate 53% interest in the pro forma Pinnacle net income.

(E)         The income tax provision (benefit) has been adjusted to reflect MarkWest Hydrocarbon’s portion of Pinnacle’s pre-tax income (loss) and to eliminate PNG Corporation and Subsidiaries’ income tax provision (benefit).

4.              Earnings Per Share

Pro forma basic earnings per share are computed by dividing pro forma net income by the weighted average number of shares outstanding during the period. Pro forma diluted earnings per share are computed by dividing pro forma net income by all shares and dilutive potential shares outstanding during the period.

(c) Exhibits.

Exhibit No.	Description of Exhibit

2.1(1)	Purchase Agreement dated as of March 24, 2003, among PNG Corporation, Energy Spectrum Partners LP, MarkWest Texas GP, L.L.C., MW Texas Limited, L.L.C. and MarkWest Energy Partners, L.P.

2.2(1)

Plan of Merger entered into as of March 28, 2003, by and among MarkWest Blackhawk L.P., MarkWest Pinnacle L.P., MarkWest PNG Utility L.P., MarkWest Texas PNG Utility L.P., Pinnacle Natural Gas Company, Pinnacle Pipeline Company, PNG Transmission Company and Bright Star Gathering, Inc.

10.1(1)	Assignment of Employment Agreement dated March 28, 2003, by and among PNG Corporation, MarkWest Hydrocarbon, Inc. and William G. Janacek

10.2(1)	Employment Agreement dated October 2002, between PNG Corporation and William G. Janacek

10.3(1)	First Amendment to Credit Agreement dated March 28, 2003, among MarkWest Energy Operating Company, L.L.C., certain guarantors, Bank of America, N.A., Royal Bank of Canada and certain lenders

(1)           Previously incorporated by reference to the Current Report on Form 8-K of MarkWest Energy Partners, L.P., filed with the Commission on April 14, 2003.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MARKWEST HYDROCARBON, INC.
(Registrant)

Date: June 11, 2003	By:	/s/ Donald C. Heppermann
Donald C. Heppermann, Senior Vice President, Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

2.1(1)	Purchase Agreement dated as of March 24, 2003, among PNG Corporation, Energy Spectrum Partners LP, MarkWest Texas GP, L.L.C., MW Texas Limited, L.L.C. and MarkWest Energy Partners, L.P.

2.2(1)

Plan of Merger entered into as of March 28, 2003, by and among MarkWest Blackhawk L.P., MarkWest Pinnacle L.P., MarkWest PNG Utility L.P., MarkWest Texas PNG Utility L.P., Pinnacle Natural Gas Company, Pinnacle Pipeline Company, PNG Transmission Company and Bright Star Gathering, Inc.

10.1(1)	Assignment of Employment Agreement dated March 28, 2003, by and among PNG Corporation, MarkWest Hydrocarbon, Inc. and William G. Janacek

10.2(1)	Employment Agreement dated October 2002, between PNG Corporation and William G. Janacek

10.3(1)	First Amendment to Credit Agreement dated March 28, 2003, among MarkWest Energy Operating Company, L.L.C., certain guarantors, Bank of America, N.A., Royal Bank of Canada and certain lenders

(1)           Previously incorporated by reference to the Current Report on Form 8-K of MarkWest Energy Partners, L.P., filed with the Commission on April 14, 2003.